Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer

                    (860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Twelve Months Ended June 30, 2006

PUTNAM, CT, August 11, 2006 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $2.1 million or $.31 per basic share and $.30 per diluted share for the twelve months ended June 30, 2006 versus net income of $1.3 million for the twelve months ended June 30, 2005, which included a one-time expense of $1.2 million to establish and fund the new Putnam Savings Foundation. Excluding the charge for the charitable foundation, net income would have been $2.1 million for the twelve months ended June 30, 2005 and the increase in net income for the twelve months ended June 30, 2006 would have been $34,000 or 1.6%. Because the formation of the Company was completed on October 4, 2004, per share data for the twelve months ended June 30, 2005 is not meaningful and therefore is not presented.

Asset Growth

The Company’s total assets increased by $136.8 million, or 40.5%, to $474.4 million at June 30, 2006 from $337.6 million at June 30, 2005. This growth in assets reflected an increase of $35.7 million, or 21.5%, in total loans to $202.1 million at June 30, 2006 from $166.4 million at June 30, 2005 and an increase of $91.7 million, or 59.8%, in investment securities to $245.1 million at June 30, 2006 from $153.4 million at June 30, 2005. Borrowed funds increased by $60.9 million, or 95.5%, to $124.6 million at June 30, 2006 from $63.7 million at June 30, 2005. Total deposits increased by $78.9 million, or 36.1%, to $297.0 million at June 30, 2006 from $218.1 million at June 30, 2005. This increase was primarily due to the branch acquisitions that were completed during the course of the fiscal year resulted in $60.6 million in new deposits. This increase in deposits was also related to $18.1 million in brokered deposits as compared to no brokered deposits as of June 30, 2005. Two of the newly-acquired branches are located in Griswold and Gales Ferry, Connecticut. The third office, located in Plainfield, Connecticut, was consolidated into our nearby existing branch in Plainfield during March 2006.

“Through the acquisition of the new branch offices in Griswold and Gales Ferry, our move into New London County has been a success. Deposit levels at these new offices are steadily increasing, indicating positive growth for the future. Customers in this new market area are gravitating to our community banking focus and superior products and customer service,” said President Bob Halloran. “We fully anticipate similar results at our newest branch office opening in the Price Chopper Supermarket located in Putnam. Combining great customer service with seven day banking convenience is sure to be a home run for us.”

The growth in total loans was primarily due to an increase in commercial loans of $16.4 million, or 50.8%, and an increase in residential loans of $18.9 million, or 14.2%. The provision for loan loss was $200,000 for the twelve months ended June 30, 2006 as compared to $135,000 for the twelve months ended June 30, 2005.

“Our commercial loan portfolio continues to grow at a pace above our projections. Our Business Banking Group is rapidly gaining momentum in the southeastern Connecticut market area,” said President Halloran. “Commercial loans now represent 24.1% of our total loan portfolio, an increase of nearly 5% over the prior year. Building our commercial loan portfolio is a pivotal piece of our overall strategic plan and we are very pleased that our business banking efforts are proving to be so successful.”

“Our retail lending department has always been a leader in residential mortgage lending and continues to build its reputation for offering innovative products that respond to changing interest rate trends and customer needs,” said Mr. Halloran. “Activity through our Online Loan Center is steadily increasing as more people are applying for, and tracking, their mortgage and home equity loan applications online. We were the first bank in northeastern Connecticut to recognize the potential of this service and are gratified that our customers are benefiting from our investment in technology.”

Net Interest Income

Net interest income for the twelve months ended June 30, 2006 was $10.6 million, an increase of $1.4 million or 15.7% over the twelve months ended June 30, 2005. This increase was primarily due to the growth in average interest-earning assets of $67.6 million or 22.1% to $373.9 million for the twelve months ended June 30, 2006 from $306.3 million for the twelve months ended June 30, 2005. The yield on interest-earning assets increased 38 basis points to 5.22% for the twelve months ended June 30, 2006 as compared to 4.84% for the twelve months ended June 30, 2005. Interest-bearing liabilities increased by $60.1 million to $307.2 million for the twelve months ended June 30, 2006 from $247.1 million for the twelve months ended June 30, 2005. The cost of interest-bearing liabilities increased 61 basis points to 2.87% for the twelve months ended June 30, 2006 as compared to 2.26% for the twelve months ended June 30, 2005.

Provision for Loan Loss

The provision for loan loss for the twelve months ended June 30, 2006 was $200,000, an increase of $65,000 or 48.1% over the twelve months ended June 30, 2005.

Noninterest Income and Expense

Noninterest income for the twelve months ended June 30, 2006 was $2.4 million, an increase of $1.2 million or 100.0% from the twelve months ended June 30, 2005. This increase was primarily due to an $853,000 increase in service fee income, an increase of $179,000 in net gains on sales of securities and an increase of $62,000 in commissions from brokerage services during the twelve months ended June 30, 2006. Noninterest expense for the twelve months ended June 30, 2006 was $10.1 million, an increase of $1.5 million or 17.5% over the twelve months ended June 30, 2005. This increase was primarily due to an increase in salaries and benefits of $1.2 million, an increase in occupancy expense of $387,000, partially offset by a decrease in other expenses of $36,000. The $36,000 decrease in other noninterest expense for the twelve months ended June 30, 2006 includes the effects of a one-time charge of $1.2 million to fund and establish the new Putnam Savings Foundation during the twelve months ended June

30, 2005. Excluding the charge for the charitable Foundation, other expenses would have increased by $1.2 million or 51.9% over the twelve months ended June 30, 2005. A portion of these increases in noninterest expense was attributable to the operations of the new branches, acquired in October 2005, which added to overall operating expenses.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its six offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

	Statistical Summary (Unaudited) (dollars in thousands)
	As of June 30, 2006	As of June 30, 2005
Assets
Cash and due from banks	$6,695	$7,705
Federal funds sold	1,500	—

Total Cash and cash equivalents	8,195	7,705
Investment securities, at fair value	245,107	153,405
Loans	202,053	166,365
Less: Reserve for loan loss	(1,582)	(1,359)

Net Loans	200,471	165,006
Premises and equipment	4,504	4,514
Bank owned life insurance	2,360	2,270
Core deposit intangible	1,353	—
Goodwill	6,912	—
Deposit for branch acquisition	—	1,888
Other assets	5,515	2,847

Total Assets	$474,417	$337,635

Liabilities and Capital
Deposits	$296,965	$218,123
Borrowed funds	124,593	63,734
Mortgagors’ escrow accounts	1,130	1,029
Other liabilities	2,817	1,729

Total Liabilities	425,505	284,615
Total Capital	48,912	53,020

Total Liabilities and Capital	$474,417	$337,635

	Twelve Months Ended June 30,
Income Statement	2006	2005
Interest and dividend income	$19,437	$14,768
Interest expense	8,801	5,572

Net interest and dividend income	10,636	9,196
Provision for loan losses	200	135

Net Interest income after provision for loan loss	10,436	9,061
Non-interest income	2,436	1,218
Non-interest expense	10,139	8,631

Income before taxes	2,733	1,648
Provision for taxes	617	379

Net Income	$2,116	$1,269

	At or for the twelve months June 30,
	2006	2005
Financial condition data:
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$373,881	$306,312
Average interest-bearing liabilities	$307,154	$247,088
Average interest-earning assets to average interest-bearing liabilities	121.72%	123.97%
Non-performing loans	$1,376	$86
Non-performing loans to total loans	0.68%	0.05%
Allowance for loan losses	$1,582	$1,359
Allowance for loan losses to total loans	0.78%	0.82%
Shareholders’ equity to assets	10.31%	15.70%

Selected operating data:
Return on average assets	0.53%	0.39%
Return on average equity (1)	4.03%	2.86%
Net interest rate spread	2.35%	2.59%
Net interest margin (2)	2.86%	3.02%
Adjusted Efficiency ratio (3)	77.39%	83.34%
__________
(1) Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2) Net interest margin represents net interest income divided by average total interest-earning assets.

(3)    Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share (4):
Basic	$0.31	—
Diluted	$0.30	—
Book value per share	$7.31	$7.64
Market price per share:
High for the period	$11.31	$12.25
Low for the period	$10.00	$9.50
Close at end of period	$10.63	$10.25
Cash dividends declared per share	$0.06	$0.05

Weighted-average common shares outstanding:
Basic	6,859,189	6,943,125
Diluted	6,942,303	6,943,125
(4) Because the formation of the Company was completed on October 4, 2004, per share data for the twelve months ended June 30, 2005 is not meaningful and therefore is not presented.